Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

EL DORADO, Arkansas, August 6, 2008 – Murphy Oil Corporation (NYSE:MUR) announced that Claiborne P. Deming, President and CEO since 1994, will retire effective December 31, 2008, and will be succeeded by David M. Wood who currently serves as Murphy’s Executive Vice President, worldwide exploration and production operations.

Mr. Deming will continue as a member of Murphy’s board of directors, and will succeed Mr. William Nolan as Chairman of the Board’s Executive Committee. Mr. Nolan will remain Chairman of the Board of Directors.

Mr. Wood joined the Company in 1994 and has held several positions including Vice President and Senior Vice President of frontier exploration and production and President of Murphy Exploration & Production Company. In January 2007 Mr. Wood became Executive Vice President with responsibility for all of the Company’s exploration and production operations. Mr. Wood will relocate to the Company’s corporate headquarters in El Dorado, Arkansas, become a member of the board of directors and assume his duties as President and CEO effective January 1, 2009.

Mr. Deming said, “David is an extremely talented and accomplished individual who has excelled in building an exploration and production program, recruiting exceptionally skilled professionals and executing world class projects. He has the leadership ability and skill to grow the Company’s business well into the future and I wholeheartedly commend him to shareholders.

As for me, I plan to continue following industry developments particularly at this pivotal time, and I will of course remain involved in the Company but at the board and executive committee levels. I have no specific plans however I certainly intend to stay actively engaged in business affairs. Simply put, after what will have been nearly 15 years as CEO of Murphy Oil Corporation, it is time to turn it over to someone of David’s capabilities.”

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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